EXHIBIT 17.1



December 8, 2000



Dr. Higgins Bailey, Chairman
Entropin, Inc.
45926 Oasis
Indio, CA  92201

Dear Dr. Bailey,

Confirming our discussion, please accept this as notice of my resignation from the Board of Directors of Entropin, Inc., effective December 15, 2000.

I have enjoyed working with you and the other members of the board. I wish you continued success in getting Esterom(R) to market so millions of people may be relieved of pain and suffering.

Sincerely,


/s/ Donald Hunter
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Donald Hunter









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